Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

The Lovesac Company

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share	Other	225,000	(1)	$20.92	(2)	$4,707,000	(2)	$147.60 per $1,000,000	$694.75
Total Offering Amounts							$4,707,000			$694.75
Total Fee Offsets										─
Net Fee Due										$694.75

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of The Lovesac Company’s (the “Registrant”) Common Stock, par value $0.00001 per share (“Common Stock”), that become issuable under the Second Amended and Restated 2017 Equity Incentive Plan, as amended, pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	The Proposed Maximum Offering Price Per Share, estimated in accordance with Rules 457(c) and 457(h) under the Securities Act for purposes of calculating the registration fee, is $20.92, which was determined based on the average of the high and low prices of one share of Common Stock, as reported by The Nasdaq Stock Market LLC on November 30, 2023.